TEMPLETON GROWTH FUND, INC.
CERTIFICATE OF CORRECTION

Templeton Growth Fund, Inc. (hereinafter the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The title of the document being corrected hereby is the Amended and Restated Articles of Incorporation of the Corporation ("Articles of Incorporation").

SECOND: The Articles of Incorporation of the Corporation to be corrected hereby were filed on January 26, 1989.

THIRD: The Articles of Incorporation of the Corporation were executed by the Vice-President of the Corporation and such execution was attested to by the Secretary of the Corporation.

FOURTH: The Certificate of Correction does not alter the wording of any resolution which was adopted by the Board of Directors or the stockholders of the Corporation and make any other change or amendment which would not have complied in all respects with the requirements of Maryland Law at the time the Articles of Incorporation were filed.

FIFTH: The Articles of Incorporation contain a typographical error, error of transcription or other error which the Corporation wishes to correct.

SIXTH: Article Fifth, Section 1 of the Articles of Incorporation of the Corporation as previously filed reads as follows:

(1) The total number of shares of stock which the Corporation shall have the authority to issue is THREE HUNDRED MILLION (300,000,000) Common Shares of the par value of ONE CENT ($0.01) each and of the aggregate par value of THREE MILLION DOLLARS ($3,000,000).

Article Fifth, Section (1) of the Articles of Incorporation of the Corporation as corrected shall read as follows:

(1) The total number of shares of stock which the Corporation shall have the authority to issue is THREE HUNDRED MILLION (300,000,000) Common Shares of the par value of ONE CENT ($0.01) each and of the aggregate par value of THREE MILLION DOLLARS ($3,000,000). The Board of Directors of the Corporation may classify or reclassify any unissued stock from time to time.

ID # D02231680 ACK # 1000075125000000
LIBER: 800074 FOLIO: 1054 PAGES: 0003
TEMPLETON GROWTH FUND, INC.

09/29/1999 AT 03:45 P WO # 000225578

IN WITNESS WHEREOF, TEMPLETON GROWTH FUND, INC. has caused this Certificate of Correction to be signed in its name and on its behalf by its duly authorized officers who acknowledge that this Certificate of Correction is the act of the Corporation, that to the best of their knowledge, information and belief, the matters and facts set forth herein as to authorization and approval are true in all material respects and that this statement is made under the penalty of perjury.

TEMPLETON GROWTH FUND, INC.

[Corporate Seal]

By: ____________________
Vice President

Attest:

By: ____________________
Secretary

Dated: September 28, 1999